Exhibit 21.1

Subsidiaries of the Registrant

(a)Subsidiaries of Ponce Financial Group, Inc.:

Subsidiary NameState of Incorporation or Organization

Ponce BankFederal

Mortgage World Bankers, Inc.New York

(b)Subsidiaries of Ponce Bank:

Subsidiary NameState of Incorporation or Organization

Ponce De Leon Mortgage CorporationNew York

PFS Services Inc.New York